Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-263567 on Form S-3 and Registration Statement Nos. 333-264827 and 333-252954 on Form S-8 of our report dated March 29, 2023, relating to the financial statements of Sensei Biotherapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

March 29, 2023